UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2010

The Management Network Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27617 (Commission File Number)	48-1129619 (I.R.S. Employer Identification No.)

7300 College Boulevard, Suite 302

Overland Park, Kansas 66210

(Address of principal executive office)(Zip Code)

(913) 345-9315

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          (b)        On January 21, 2010, Frank Siskowski, a director of The Management Network Group, Inc. (the "Company"), informed the Board of Directors of the Company (the "Board") that he did not intend to stand for re-election to the Board at the 2010 annual meeting of stockholders. Mr. Siskowski is the chairman of the audit committee of the Board and is the committee's "audit committee financial expert," as that term is defined in Item 407(d)(5) of Regulation S-K. The Company's Nominating and Corporate Governance Committee intends to undertake a search to find a suitable replacement for Mr. Siskowski. A copy of the press release issued by the Company on January 26, 2010 announcing Mr. Siskowski's decision not to stand for re-election is furnished herewith as Exhibit 99.1.

On January 21, 2010, the Company and Robert House, Senior Vice President of Cambridge Strategic Management Group, Inc. ("CSMG"), a wholly-owned subsidiary of the Company, agreed that Mr. House will step down as the controlling officer of CSMG effective immediately, and continue to serve thereafter as a part-time employee of CSMG.

          (e)         On January 21, 2010, the independent members of the Board, upon the recommendation of the Compensation Committee of the Board, approved discretionary incentive compensation bonuses for the following executive officers in the following amounts for 2009 performance: $125,000 to Richard P. Nespola, Chairman and Chief Executive Officer; $75,000 to Micky K. Woo, President and Chief Operating Officer; and $50,000 to Donald E. Klumb, Vice President and Chief Financial Officer.

Item 7.01	Regulation FD Disclosure.

          A special meeting of the stockholders of the Company was held on January 21, 2010. At the special meeting, the stockholders approved an amendment to the Company’s Certificate of Incorporation to effect a 1-for-5 reverse stock split of the Company’s common stock. 28,433,258 shares were voted for the proposal, 2,561,114 shares were voted against and 19,189 shares abstained. The Company intends to effect the reverse stock split on February 7, 2010.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description

	99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MANAGEMENT NETWORK GROUP, INC.

By:	/s/ Donald E. Klumb
Donald E. Klumb Vice President and Chief Financial Officer

Date: January 26, 2010

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release